Exhibit 99.1

Source Direct Holdings, Inc.

Source Direct Holdings, Inc. (OTCBB: SODH.OB ) -- Source Direct President and CEO Deren Smith is pleased to announce the addition of Randy Trane to the company's Board of Directors. Mr. Trane earned a Masters Degree from BYU/Provo in 1977 and is the Founder and Owner of Reliable Property Management, Inc of Idaho Falls managing residential and commercial properties since March of 2000. He also has an established and successful real estate business that has been on going since 1977 in both Arizona and Idaho. He presently has considerable real estate holding in both states.

Mr. Trane also served as President of the Board of Directors of Aflatec Inc in Phoenix Arizona; was a Managing Partner and Marketing Director for Realty Executives of Eastern Idaho; and was an Administrator for Cardon Homes in Mesa, Arizona.  Mr. Trane brings a lifetime career of experience to Source Direct with his appointment. He has been a staunch supporter of Source Direct since its beginning and is also a major shareholder. “I am excited to be associated with a company that has such an exciting future. The base products of Simply Wow are all consumer worthy and with the green certification makes them industry leaders.” stated Mr. Trane.

“We are pleased to welcome him as a valuable addition to our board and believe he will provide the insight and support necessary to assist the company in reaching its strategic goals and objectives,” stated Deren Smith CEO

About Source Direct

Source Direct Holdings, Inc. is aggressively expanding into new and highly effective channels of distribution with innovative, proven products that successfully compete with national brands through superior quality and attractive price points. Source Direct is a state-of-the-art cleaning Technology Company with its head office and manufacturing facilities in Idaho Falls, Idaho. The company manufactures and markets a proprietary line of all-purpose, all-surface, highly effective, non-toxic, biodegradable cleaning products to the multi-billion dollar consumer household, commercial, and industrial and private-label automotive cleaning products industries. Simply WoW® is a registered trademark; Stain Pen® and "Works On The Spot"® are trademarks of Source Direct Holdings, Inc. For more information on the company's many unique and effective products already in distribution, visit their web site at www.simplywow.com.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements